Exhibit 23.1

Consent of Independent

Certified Public Accountants

We consent to the incorporation by reference in Registration Statement No. 333-46030 of InnSuites Hospitality Trust on Form S-8 of our report, dated March 21, 2003, except for Note 7, as to which the date is April 30, 2003, appearing in this Annual Report on Form 10-K of InnSuites Hospitality Trust for the year ended January 31, 2003.

/s/ McGladrey & Pullen, LLP

Phoenix, Arizona
April 29, 2003